Exhibit 1.11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 19, 2021

To the Board of Directors of WeLivv Inc.,

We hereby consent to the inclusion of our Auditors' Report, dated August 10, 2021, on the financial statements of WeLivv Inc. – which comprise the balance sheet as of December 31, 2020, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, and the related notes to the financial statements— in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

/s/ TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

August 19, 2021